Exhibit 19.0
Banco Santander Chile Insider Trader Policy

TABLE OF CONTENTS

1 Introduction
2 Application criteria in the use of Inside Information
3 Application criteria in Personal Account Dealing
4 Application criteria in knowledge and training
5 Governance
6 Controls and evidence
7 Ownership, interpretation, date of validity and periodic review

1.Introduction

1.1 Purpose and context

It is the general policy of the Santander Group that it will, without exception, comply with all applicable laws and regulations in conducting its business; and that, when carrying out the Group’s business, the persons referred to herein must avoid any activity that violates applicable laws or regulations.

In the exercise of their professional activities for the Group, its employees and directors may have access to Inside Information about:

•Santander Group and all of its related companies,
•Clients of Santander Group who are listed companies or have subsidiaries with instruments listed in financial markets,
•Other companies with which Banco Santander Chile negotiate or maintain commercial agreements, for example, through relationships with suppliers or joint ventures;
•Other companies through information shared by a client.

This Code of Conduct in the Securities Markets (herein, the Code) aims to define the principles applicable in the handling of Inside Information and Other Relevant Information by Banco Santander Chile and the persons who work there and its directors to comply with regulations related to market abuse. To this end, the persons referred to herein are expected to abide by this Code.

Additionally, this Code also cover the guidelines applicable to the own-account dealing by persons who work at Banco Santander Chile and its directors and should be read in conjunction with the General Code of Conduct, the Control Room Model, the Conflict of Interest Policy and the Information Barriers and Restricted List Policy.

Compliance with this Code, including having the Compliance Function authorize a proposed transaction, is not an assurance that an insider trading violation will not be found to have occurred. All persons who work at Banco Santander and their Closely Associated Persons should remember that the ultimate responsibility for adhering to the applicable securities laws and avoiding improper trading rests exclusively with each such person and that any authorization of transactions by the Compliance Function does not reduce the obligations imposed on such persons by applicable laws and regulations.

Failure to comply with this code may give rise to labor sanctions, including dismissal, without prejudice to the civil or criminal liabilities that, where applicable, may also result.

1.2 Regulatory references

This Code incorporates regulatory requirements established in the Securities Market Law (Law 18.045).

1.2 Definitions and scope

For the understanding of this Code, it is necessary to define the following terms/concepts:

•Bank: Banco Santander Chile.

•Close Persons: A subset of Covered Persons who perform activities especially linked to the Securities markets or the issuers of the Securities traded in those markets.

In any case, within this category are included those Covered Persons performing the following activities: market sales and trading, market making, securities portfolio management (on behalf of the Bank or clients), management of collective investment schemes, brokerage, research, corporate finance, as well as those that in their usual activity handle or have access to Inside Information of clients of the Bank.

Within this category are also included those Covered Persons who may have access to inside information of clients because of their job functions, despite they have no direct contact with them (as support functions, legal, risk, compliance or internal audit).

The Compliance Function draws up and updates a list of Close Persons and will notify them of their status. For the avoidance of doubt, all Close Persons are also deemed to be Covered Persons for the purpose of this Code.

•Closely Associated Persons: Means, with respect to any other person:

◦The spouse, or a partner considered to be equivalent to a spouse in accordance with applicable law;
◦Dependent children, in accordance with applicable law;
◦Any other relative who has shared the same household for at least one year, or
◦A legal entity, trust, or association in which such person (or a person referred to in any of the bullets above) holds a managerial position, or is directly or indirectly controlled by said person, or has been created for the benefit of said person, or whose economic interests are largely equivalent to those of said person.

•Code: This Code of Conduct in the Securities Markets.

•Compliance Function: Independent control function led by the Chief Compliance Officer.

•Connections (or Linkages): The following personal relationships of a Covered Person that may potentially produce a conflict of interest derived from the Covered Person's own-account activity or the activity of said company or entity as a supplier or client of the Bank or in similar situations:
◦Economic: Interests or activities carried out by a Covered Person outside their main function in or with the Bank, for example:
▪Holding management or administrative positions (even if representing the Bank).
▪Holding non-executive management positions.
▪Providing professional services as an employee, director, freelancer, consultant, advisor, or partner.
▪Direct or indirect shareholding >1%.
▪External businesses.
▪Other: Any other potential/perceived/real personal conflict of interest that creates a perception of impropriety or endangers the integrity or reputation of the Bank.
◦Family: Relationships up to the second degree of consanguinity or affinity with persons holding in a listed company the position of administrator or director or having a direct or indirect shareholding greater than 5%. For the purposes of this code, the spouse, parents, children, siblings, grandparents and grandchildren, and the partners of these persons, are considered as relatives up to second degree of consanguinity or affinity.

•Corporate Compliance Function: A specialized function within the Compliance Function, in charge of administrating this Code.

•Covered Persons: Unless exceptions are established for legal or other justified reasons by the Compliance Function, the following are considered Covered Persons:
◦The Directors of the Bank and its subsidiaries whenever they are directly related to the securities markets.
◦All persons providing services in the functions of the Bank or its subsidiaries directly related to the securities markets or who may gain access to Inside Information.
◦Other persons who, due to the nature of their activity, should be subject, in the opinion of the Compliance Function, temporarily or permanently to the controls provided in this Code for Covered Persons.

The Compliance Function draws up and updates a list of Covered Persons and will notify them of their status. For the avoidance of doubt, all Covered Persons are also deemed to be persons who work for Banco Santander for the purpose of this Code.

•Governing Bodies: Governance Body or group of bodies of a company that are responsible for the supervision and management of the business at the highest level.

•Group / Santander Group: Group of companies comprising Banco Santander, S.A. as the parent company, and the dependent companies over which it has direct or indirect control. For clarification, it comprises the Banco Santander, S.A. parent company, including the Santander Spain organizational units, which are part of said company, and any other unit/subsidiaries of Banco Santander S.A. Includes Banco Santander Chile and its related companies.

•Information Barriers: Mechanisms designed and implemented to ensure information held by one business function is retained within that business function, and only shared with other areas if there is a legitimate need for doing so. Information Barriers may be implemented through physical or electronic controls and may also be established by procedures and/or supervisory structures.

•Inside Information: Also known as material non-public information, it is commonly defined as information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instruments or their derivatives, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of any related derivative financial instruments. This effect of Inside Information on the price can be favorable (increase) or unfavorable (decrease).

•Insiders: Persons who have access to Inside Information.

•Insiders List: List of persons with access to Inside Information.

•Other Relevant Information: Other financial or corporate information (different from Inside Information) related to the Bank itself or other Bank companies or their Securities or financial instruments that any legal or regulatory provision obliges them to make public or that they consider necessary, due to their special interest, to disseminate among investors.

•Portfolio Management Agreement: The contract under which a Covered Person entrusts a legally authorized entity with the total or partial management of their Securities portfolio, including the discretionary adoption and without the intervention of said Covered Person in any investment, divestment, and maintenance decisions of Securities and the benefits and returns on same.

•Restricted Period: For each issuer of the Group with listed securities, the period from the date that is one month before the release of quarterly, semi-annual, or annual results, as applicable, until the date of the respective earnings release, both dates inclusive.

•Securities: Means any of the following:
◦Common or preferred shares, and certificates representing shares, traded on a regulated market, also referred to herein as Shares.
◦Corporate debt securities of any kind and similar securities representing a corporate loan, traded on a regulated market, also referred to herein as Debt.
◦Sovereign debt securities traded on a regulated market.
◦Contracts or instruments of any kind, even if they have a non-financial underlying asset, that are traded, or susceptible to trading, on a secondary market.
◦Warrants, options, contracts for differences (CFDs), futures, or other derivatives whose underlying security or asset is any of the above instruments.
◦Financial forward, option, or swap contracts that have a financial underlying security or asset such as negotiable instruments, indexes, currencies, or interest rates, whether or not traded on a secondary market.

•Separated Areas: The different zones in which, according to the types of activity, the functions of the Bank and its related companies are divided, where the Covered Persons provide service. The creation of Separated Areas aims to avoid the transfer or improper use of Inside Information and conflicts of interest, facilitate better control of the application of the Code, and maintain the autonomy and impartiality of decision.
The Compliance Function determines the Separated Areas and the Covered Persons included in each of them.

•Trading Group shares: Transactions on Group-issued equity Securities carried out by, or on behalf of, any company of the Group. For the avoidance of doubt, this concept excludes any transactions effected on behalf of a third party or client.

•Watch-List: A highly confidential list of companies or Securities involved in transactions in which the Bank participates and/or holds Inside Information.

This Code applies to all the persons who work for Banco Santander and their Closely Associated Persons, with the exception of certain provisions related to own-account dealing, training, and attestations1 that are only applicable to the group of persons who work for Banco Santander called Covered Persons, to whom the Compliance Function has communicated this condition. It is important that persons who work for Banco Santander advise their Closely Associated Persons of this Code.

Violating any provision of this Code or its implementing regulations, or any insider trading or securities laws (including transactions in possession of Inside Information and the improper disclosure of it) may result in disciplinary measures, in addition to administrative or criminal consequences for both the subject person and Banco Santander Chile, even when the breach is unintentional.

1.4 Scope

This Policy is applied to Banco Santander Chile and serves as reference to its subsidiaries, related companies and those in which is exercises direct and/or indirect control. Its approval must have prior validation by the Corporation.

2.Application criteria in the use of Inside Information

The Information obtained through the course of employment or service as employee or director of Banco Santander Chile does not belong to the employees or their Closely Associated Persons who may handle it or otherwise become knowledgeable about it. The information is an asset of the Bank. Any person who uses such information for personal benefit or discloses it to others outside the Bank without authorization or in contravention of this Code violates his or her confidentiality obligations and may be in breach of her fiduciary, loyalty or other duties to the Group. More particularly, trading on the basis of Inside Information harms the Bank and its investors.

To mitigate the risk of improper handling of Inside Information, persons who work for Banco Santander must observe the following criteria:

2.1 Protection of all Inside Information

All persons who work for Banco Santander are obliged to maintain confidentiality and, therefore, to keep secret and to use only for the exercise of their professional activity in the Bank, any Inside Information and Other Relevant Information, whether of the Bank or its clients, that they become aware of in the performance of their duties. This obligation shall continue to apply even after the termination of their relationship with the Group and until such information has become public and been sufficiently disseminated.

In addition, persons who work for Banco Santander who have Inside Information must in all cases:
•Limit the disclosure of any Inside Information, even within each Separated Area, to the persons whose positions require them to know for the normal exercise of their professional duties, or with prior approval of the Compliance Function, or with prior approval of the Compliance Function.
•Avoid making comments about any Inside Information that may directly or indirectly reveal its existence or content.
1 Sections 3.2, 3.3, 4.1 y 4.2.

•Not discuss any Inside Information in public places or in common areas.
•Use Inside Information exclusively for their own legitimate purpose or that of the customers with whom it has been generated.
•Put into practice measures to ensure access to the Inside Information is restricted.
•If any such Inside Information must be made available to third parties outside the Bank, enter into a confidentiality commitment or undertaking with the recipient of such Inside Information.
•Comply with the requirements of Section 2.5 with respect to the dissemination of Inside Information and Other Relevant Information of the Bank.

2.2 Communication to Compliance / Insiders Lists

Persons who work for Banco Santander who become aware of Inside Information must inform the Compliance Function as soon as possible, indicating the characteristics of the information, the date and time on which they learned of it, the reason and, where applicable, the Securities affected.

In the event that Inside Information is to be known by a group of persons in connection with a transaction or service, the person in charge of the team leading this transaction or service shall warn such persons of the type of information they are going to receive and shall be the one who communicates to the Compliance Function an Insiders List including the identity of all persons with access to the information, the characteristics of the same, the date and time when each of them became aware of it, the reason and, where appropriate, the Securities affected.

Persons who work for Banco Santander who receive Inside Information, if they are not registered on the Insiders List and are not part of the associated project, or they have accessed Inside Information by mistake, should immediately contact the Compliance Function. Persons who work for Banco Santander who are aware that other persons have Inside Information under the circumstances described earlier in this paragraph should notify it to the Compliance Function as soon as possible.

Persons who work for Banco Santander should also check with the Compliance Function if they are in doubt as to whether or not a particular piece of information received is Inside Information.

Further information of the transactions management process and Insider Lists can be found in the Control Room Model and in the Information Barriers and Restricted List Policy.

2.3 Specific restrictions on the use of Inside Information

Persons who work for Banco Santander and their closely associated persons must follow the following guidelines to ensure compliance with applicable insider trading and securities laws and with the Bank’s policies:

•Nondisclosure. Inside Information must not be disclosed to anyone or used except as permitted in this Section 2.
•Tipping. Person in possession of Inside Information must not recommend or induce another person to carry out transactions based on such Inside Information on Securities or other instruments or contracts. In that case, they may both be held liable.
•Own-account trading in Securities. Persons who work for Banco Santander and their Closely Associated Persons should comply with the guidelines set forth in Section 3, as applicable.

Persons who work at Banco Santander who know or suspect conduct that takes place in the workplace related to breaches of this Code or any insider trading or securities laws, must report it to the Compliance Function through the Canal Abierto as soon as possible.

Further information on the criteria and management principles that govern this channel can be found in the General Code of Conduct, in the Canal Abierto Policy and in the Use and operation of Canal Abierto Procedure.

2.4 Separated Areas

The Compliance Function determines the Separated Areas and the Covered Persons included in each of them. These Covered Persons may also be classified into different types (“Covered Persons” or “Close Persons”) according to the relevance or sensitivity of their activities for the purposes of this Code. In any case, Separated Areas are those that carry out the activities linked with securities markets as securities portfolio management for the Bank or for clients, brokerage, research, advice on transactions ("corporate finance") and management of collective investment schemes; as well as those that in their usual activity handle or have access to Inside Information of the Bank or its clients.

The Covered Persons must know the Separated Area to which they belong, the other Covered Persons who are part of it and who is the responsible person.

Covered Persons must, except as provided for in this Code, act in such a way that the use of Inside Information and decision-making takes place autonomously in the Separated Area to which they belong, without prejudice to the confidentiality obligations provided for in Section 2.1 above.
Further information on Separated Areas and Information Barriers can be found in the Control Room Model and in the Information Barriers and Restricted List Policy.

2.5 Particularly sensitive activities

2.5.1. Order processing and price formation

Persons who work at the Bank and who, in their professional activity within the Bank, order, process, execute or settle transactions involving Securities must also:

•Refrain from the preparation or from carrying out practices that distort the free formation of prices or cause, for their own benefit or that of others, an artificial evolution of prices.

•Not to place orders for the purchase or sale of Securities for the Bank before those of clients with the same characteristics.

•When processing groups of orders for their own account and for the account of others, ensure that the distribution of the bought or sold Securities is made without prejudice to clients.

•Refrain from making own-account trades ahead of clients when aware of their intended actions (frontrunning), or from inducing clients to take actions for the employee’s own benefit.

•Refrain from intermediating orders knowing that they are from persons covered by the Code of other financial institutions outside the Bank.

2.5.2. Group trading

Persons who work at the Bank who, in their professional activity within the Bank, order, process, execute or settle treasury stock transactions involving Group Trading must also comply with the following rules:

•Persons who work at the Bank who decide on treasury stock involving Bank Trading (including own-account trading of shares of the Group for the Group) will be specifically identified to the Compliance Function and considered Covered Person for the purposes of this Code.

•Such Covered Persons must make a monthly communication to the Compliance Function stating whether they have had access to any data that may be considered Inside Information of the Bank.

•The Compliance Function may establish certain controls. In addition, the Compliance Function may, at any time, collect information from any function of the Bank on transactions carried out, whether on the Bank own account, on behalf of clients or for portfolios or managed institutions, on Bank-issued equity Securities or other Securities referred to them.

2.5.3. Dissemination of Inside Information and Other Relevant Bank Information

Persons who work at the Bank who have Inside Information and/or Other Relevant Information of of the Group must:

•Promptly transmit to the Compliance Function (so that it may, where appropriate, disseminate it) the information they have that they consider to be Inside Information or Other Relevant Information. This is especially important in the event that it has been decided to delay the communication of Inside Information for justified reasons.

•Not to make it public or transmit it to any media or to the regulators by themselves, reserving the dissemination, both to the regulatory bodies and to the market, to the functions authorized within Banco Santander Chile.

•Notify the Compliance Function of any leaks they learn of about such information.

•Until it is made public, comply with the provisions of this Code.

The communication to the market and the dissemination of the Bank's Inside Information and Other Relevant Information is subject, without prejudice to the provisions of the previous paragraph, to the following rules:
•It is the responsibility of the Compliance Function to report to Financial Markets Commission (FMC) and other competent market authorities the Inside Information and Other Relevant Information generated in the Bank. Such communication will always be prior to the dissemination of Inside Information and Other Relevant Information to the market or the media, and it will take place as soon as the decision has been made or the agreement in question has been signed or executed.

•The disclosure of Inside Information and Other Relevant Information shall be truthful, clear, complete, fair, in a timely manner and, whenever possible, quantified.

•The Compliance Function shall monitor the performance of Securities concerning which Inside Information exists and shall adopt the appropriate measures, including, where appropriate, a notification to the competent market authorities, in the case of signs of an inappropriate dissemination of such information.

•The Compliance Function shall keep a record of Inside Information and Other Relevant Information notified to the market.

2.5.4. Requests and requirements from supervisory bodies

Any request or requirement for information or data made by the supervisory bodies must be forwarded, for proper processing and response, to the functions authorized within the Banco Santander Chile.

3.Application criteria in own-account dealing

    3.1. General principles

Persons who work at the Bank and their Closely Associated Persons must follow the following guidelines to ensure compliance with applicable insider trading or securities laws and with the Group’s policies:

•Trading while in possession of Inside Information. Neither the persons who work at the Bank nor their Closely Associated Persons shall place purchase or sale orders, or recommend that other persons place purchase or sale orders, in any Group-issued Securities or Securities of an issuer that is not a Group company when they have knowledge of Inside Information that has not been disclosed and sufficiently disseminated to the public that is likely to affect the value of those Securities. This information may have been learned in the course of employment with, or the performance of services on behalf of the Group, or through relationship with a person who works at the Bank or other means.

•Avoid speculation. The Group encourages employees to avoid frequent trading in Securities issued by companies of the Group (Group-issued Securities) and/or Securities of an issuer that is not a Group company. Speculating in the Securities of the Group is not part of the Group’s culture, as such activities put the personal gain of the employee in conflict with the best interests of the Group and its stockholders.

•Interference with work. Persons who work at the Bank shall not undertake own-account transactions in Securities that require continuous market monitoring that may interfere with their employment or service.

•Funding. Persons who work at the Bank shall not trade on margin or without sufficient funds when making personal investments.

•Evasion. Persons who work at the Bank shall not use other persons or companies to hide transactions or evade legal or regulatory restrictions or obligations.

3.2. Additional restrictions for "Covered Persons"

In addition to the general principles in Section 3.1, the rules in this Section apply to persons who work at the Banco Santander considered "Covered Persons" or " Close Persons" in connection with transactions involving any of the following financial instruments:

•Common or preferred shares and certificates representing shares as defined in Section 1.3 "Definitions and scope" as "Shares".

•Corporate fixed income (bonds, debt, or other corporate debt securities) as defined in Section 1.3 "Definitions and scope" as "Debt".

•Warrants, options, contracts for differences (CFDs), futures, or other derivatives whose underlying security or asset is any of the above instruments.

3.2.1. Rules applicable to Covered Persons who are not Close Persons

Covered Persons who are not Close Persons2 must observe the following rules in their own-account transactions involving Group-issued Securities:

•Trade through the Group. Covered Persons shall only conduct own-account transactions involving Group-issued Securities through a Bank entity3, the Stock Broker and through the general channels established for non-institutional clients.

•Prior authorization. Covered Persons must obtain prior authorization from the Compliance Function for any own-account transaction involving Group-issued Securities. Notwithstanding such prior authorization, every person is individually responsible for their compliance with the Code and with applicable insider trading and securities laws.

•Restricted Period. Covered Persons shall not carry out transactions on Group-issued Securities during a Restricted Period of a security, except with prior approval by the Compliance Function.

•Opposite transactions. Covered Persons shall not carry out opposite transactions on a class of Group-issued Securities within 30 days following the acquisition or disposal, as applicable, of any such Group-issued Securities.

•Communication to Compliance. Covered Persons must inform the Compliance Function of any transactions involving Group-issued Securities within five (5) calendar days of their completion.

3.2.2. Rules applicable to Close Persons

Covered Persons who are Close Persons must observe the following specific rules in their own-account transactions involving (i) Group-issued Securities or (ii) Securities of an issuer that is not a Group company4:

•Trade through the Bank. Close Persons shall only conduct own-account transactions involving     Group-issued Securities or Securities of an issuer that is not a Group company through a Bank entity2, the Stock Broker and through the general channels established for non-institutional clients.

2 See Section 3.2.2. for the rules applicable to Covered Persons who are Close Persons.
3 Covered Persons must carry out their trades through the Stock Broker, a subsidiary of the Banco Santander, except for justified exceptions by the Covered Person or agreed by the Compliance Function.
4 These rules apply to Shares or Debt issued by any corporate issuer or guaranteed by them, and to other securities, regardless of the issuer, which have such Shares or Debt as their sole or principal underlying basis.

•Prior authorization. Close Persons must obtain prior authorization from their supervisor and the Compliance Function for any own-account transaction involving Bank-issued Securities or Securities of an issuer that is not a Bank company. Notwithstanding such prior authorization, every person is individually responsible for their compliance with the Code and with applicable insider trading and securities laws.

•Restricted Period. With respect to transactions involving Group-issued Securities only, Close Persons shall not carry out transactions on any such Securities during the Restricted Period for each security, except with prior approval by the Compliance Function.

•Opposite transactions. Close Persons shall not carry out opposite transactions on a class of Group issued Securities or Securities of an issuer that is not a Group company within 30 days following the acquisition or disposal, as applicable, of any such Securities.

•Communication to Compliance. Close Persons must inform the Compliance Function of any transactions involving Group-issued Securities or Securities of an issuer that is not a Group company within five (5) calendar days of their completion.

3.2.3. Authorization Requests

Covered Persons must channel their prior authorization requests through the systems established by the Compliance Function, completing all the required fields in the forms provided for this purpose.
The authorization granted by the Compliance Function for any transaction is valid for execution on the day such authorization is issued and the following two trading sessions.

The authorization shall be deemed automatically revoked if:

(i)At any time prior to completion, the transaction would contravene any of the guidelines in this Code or

(ii)The transaction would be placed or completed
a.During a Restricted Period or
b.After the Compliance Function has determined that not trades may occur as set forth below, in which case the order shall not be placed.

Each of the previous situations are considered an “Automatic Revocation Event”. If any transaction has been placed prior to the occurrence of an Automatic Revocation Event but has not been completed by the time of the occurrence of an Automatic Revocation Event, the Covered Person shall immediately consult the Compliance Function to determine the appropriate course of action.

The Compliance Function could delay the authorization of a transaction if it considers that there is Inside Information related to said transaction that has not been sufficiently publicly disclosed or if the Compliance Function considers that the Inside Information has not yet been fully disseminated to the marketplace.

From time to time the head of Corporate Compliance may determine that no trades may occur even while a Restricted Period has not commenced. This may occur as a result of a material development that has not yet been publicly disclosed.

3.2.4. Closely Associated Persons

The restrictions of Sections 3.2.1 and 3.2.2 above shall also apply to transactions by, or on behalf of, any Closely Associated Persons of any Covered Persons or Close Persons, respectively. The relevant Covered Person, whether or not a Close Person, shall be responsible for the transactions by, or on behalf of, their Closely Associated Persons and therefore should make them aware of the need to confer with such Covered Person before such Closely Associated Persons trade in Securities. Covered Persons, whether or not Close Persons, should treat all such transactions, for the purposes of Sections 3.2.1 and 3.2.2 and applicable insider trading or securities laws, as if the transactions were for their own account.

3.3 Exceptions
The following transactions shall be excepted from the scope of the Section 3.2. Notwithstanding, every employee is individually responsible for their compliance with the Code and with applicable insider trading and securities laws.

•Portfolio Management Agreement. Covered Persons who enter into a discretionary Portfolio Management Agreement must notify the Compliance Function, sending a copy of the contract.

Once the Compliance Function has verified that the Portfolio Management Agreement complies with the requirements set forth in this Code, the restrictions set forth in Section 3.2 will not apply to the transactions decided by the relevant portfolio manager.

However, Covered Persons may not amend or terminate a Portfolio Management Agreement without the prior approval of the Compliance Function, which will only be given outside of a Restricted Period and only if the Covered Person does not have knowledge of Inside Information.

•Passive transactions. Passive transactions, which are those for which their execution does not depend on the will of the Covered Person, and/or the Covered Person does not have to exercise any action and are therefore passive transactions. For example, those that are carried out as a result of the exchange of shares, free capital increases, free allocation of rights, receipt of dividends, redemptions and capital reductions, purchase of shares by automatic exercise of the "Reinvestment of dividends" account or other similar transactions.

The receipt of shares as remuneration is also considered a "passive transaction". However, the Covered Persons must comply with the obligations in section 3.2 with respect to the transactions they carry out with the shares received after their receipt.

On the other hand, the exceptions for "passive transactions" do not exempt Persons Discharging Managerial Responsibilities in an issuer of Santander Group from their obligations to report, as corresponds, to the national competent authority on their own account transactions, and those of their Closely Associated Persons, relating to Shares or Debt instruments of the correspondent issuer of the Bank, derivates or other financial instruments linked to them.

•Transactions with rights. With respect to transactions involving rights, such as the receipt, sale of rights received in connection with a right offering, and the purchase to round off a whole number of shares within the framework of capital increases and scrip dividend are excluded from the obligations.

Other transactions involving the purchase and sale of rights other than those received as a shareholder are subject to the obligations described in Section 3.2.

•Trading with other assets5. Transactions on own-account carried out by Covered Persons or their Closely Associated Persons in any of the following financial assets:

◦Investment funds.

◦Life insurance.

◦Sovereign debt.

◦Indexes.

◦ETFs.

◦Cryptocurrencies.

◦Commodities.

◦Foreign Exchange.

3.4 Particularly sensitive activities

3.4.1 Order processing and price formation

Persons who work at the Bank who, in their activity within the Bank, order, process, execute or settle transactions involving Securities should comply with the guidelines set forth in Section 2.5.1.

3.4.2. Gifts of Securities

Gifts of Securities are subject to this Code, including the guidelines and restrictions set forth under Sections 2 and 3.

3.4.3.Pledging of Securities, margin accounts

Pledged Securities may be sold by the pledgee without the pledgor’s consent under certain conditions6. Because such a sale may occur at a time when a Covered Person has Inside Information or is otherwise not permitted to trade in Securities, Covered Persons are prohibited to trade on Securities described in Section 3.2 in a margin account.

Covered Persons shall obtain prior approval from the Compliance Function for any other transaction that will involve the pledging of Securities.

3.5. Special rules

The Head of Corporate Compliance may establish, in general or particularly, special obligations and exceptions with respect to own-account dealing, including, among others:

•The restriction to trade or the imposition of prior authorization in relation to transactions, Securities or specific persons.

5 The Compliance Function may establish, in general or for a specific case, special obligations regarding the trading with these assets.
6 For example, Securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call.

•The requirement for Covered Persons to submit the management of Securities to a Portfolio Management Agreement.

•The exclusion of certain types of transactions on Group-issued Securities from the obligation of prior authorization.

•The requirement of information (general or referring to specific transactions) to the Covered Persons who have Portfolio Management Agreements or to the institutions with which such agreements are signed.

•The application of specific procedures for trades on foreign Securities.

•The requirement of information on own-account dealing or the absence thereof.

4. Application criteria in knowledge and training

4.1. Attestation of knowledge, commitment and personal situations of potential conflicts of interest

Covered Persons must certify to the Compliance Function their knowledge of and commitment to this Code, when their incorporation as a Covered Person, and annually thereafter.

This certification will be accompanied by a declaration of personal situations of potential conflicts of interest (Closely Associated Persons and personal Connections or Linkages), which must be updated on an ongoing basis.

4.2. Training
Covered Persons must complete, when their incorporation as a Covered Person, a training about the content of this Code.

Additionally, Covered Persons must complete, at least every 3 years and each time there is a relevant update in the discretion of the Compliance Function, a refresher training.

5. Governance

The development of this policy is the responsibility of the compliance function.
Its approval is carried out in accordance with the Policy on Regulatory Documents (PDN).

5.1. Global Compliance Committee

The Global Compliance Committee is responsible for monitoring, assessing, and ensuring appropriate risk management within the scope of the Compliance Function.

The Committee will assess and advise on corrective actions when required in relation to the incidents and risks identified by the Compliance Function.

6. Controls and evidence

To ensure the integrity of the process, following controls have been put in place:

•Usage of a centralized system (marCo) to:

◦Open Insiders Lists.

◦Keep updated the Watch-List.

◦Log and clear of requests for own-account dealing.

◦Register and monitor own-account transactions.

◦Raise automated alerts.

◦Attestation of knowledge and commitment with the Code and legal and regulatory obligations related to the knowledge of Inside Information.

◦Keep updated disclosures about personal situations of potential conflicts of interest (Closely Associated Persons and personal Connections or Linkages).

•Physical access and administration controls.

•Systems access and administration controls.

7. Ownership, interpretation, date of validity and periodic review

This Code is the responsibility of the Regulatory & Reputational Risk area.

This Code will enter into force on the date it is publication. Its contents will be reviewed on a regular basis, and any changes or modifications considered appropriate will be made.